Amendment

     This amendment (the "Amendment") among Consolidated Energy, Inc., a Wyoming corporation ("CEI"), CEI Holdings, Inc., a Nevada corporation ("HOLDINGS"), a wholly-owned subsidiary of CEI, and Saudi American Minerals, Inc., a Nevada corporation ("SAMI"), (individually, a "Party"; collectively, the "Parties"), is being executed for the purpose of amending the Agreement dated May 30th 2003 Agreement and Plan of Acquisition and Merger among CEI, HOLDINGS, and SAMI and all subsequent amendments.

                                    Premises

     Whereas, it is necessary for Consolidated Energy to obtain additional funding to remain as a going concern;

     Whereas, the cancellation of the May 30th, 2003 merger agreement (Attached as Schedule A) and all subsequent amendments is necessary for Consolidated Energy Inc. to obtain additional funding and to enter into a new Agreement;

     Whereas, SAMI desires the right to terminate and declare all agreements, including this agreement between CEI, Holdings and SAMI null and void at SAMI's sole discretion prior to receiving from CEI, the stock and/or cash described in this Agreement.

     Whereas, the parties have agreed to the following terms.

                                    Agreement

     1. The May 30th 2003 Merger Agreement and any and all subsequent amendments, is hereby terminated by mutual consent of the Parties, and all obligations thereunder are declared null and void. Executed board consents, documenting the termination from each Party, are attached hereto as Appendix 1 and incorporated herein by this reference.

     2. Both parties agree that this Agreement can be terminated and declared null and void at the sole discretion of SAMI prior to SAMI's receipt of CEI stock or cash.

     3. CEI shall pay to SAMI Seven Hundred Fifty Thousand Dollars ($750,000) (the "Cash Payment") and issue Three Million (3,000,000) shares of CEI's rule 144 common stock (the "CEI Stock") to SAMI in exchange for the assignment by SAMI of a twenty-five percent (25%) interest in SAMI's patented clean coal technology, patent # 6,447,559 herein referred to as the "SAMI Technology", including any subsequent improvements thereto, to HOLDINGS.

     4. The aforementioned 3,000,000 shares of stock shall be subject to restrictions barring all sales or transfers for two full years from the date of this Agreement, and further restrictions limiting sales or transfers following the expiration of the two year period to a maximum of 50,000 shares per month.

     5. The stock transfer, will not occur before but must be made by CEI within 20 calendar days following (i) The execution of this Agreement; and (ii) CEI receives authorization from its shareholders to increase the number of authorized shares from 50,000,0000 shares to 100,000,000 shares.

     6. CEI's cash payment of $750,000.00 is due and payable within 20 calendar days of completing all of the following: (i) The execution of this Agreement; (ii) CEI achieves aggregate EBITDA from coal production of $12 million after the date of this Agreement and; (iii) CEI achieves at least $3 million in EBITDA in the most recent calendar quarter; and (iv) CEI receives authorization from its shareholders to increase the number of authorized shares from 50,000,0000 shares to 100,000,000 shares. However, the cash payment of $750,000.00 must be paid no later than July 31, 2007 without regard to the above four (4) items.

     7. CEI agrees to pay SAMI, 3% annual interest (the interest) on the Cash Payment from the date of this Agreement until the date CEI transfers to SAMI the Cash Payment; such Interest payment to be made at the time such transfer is made.

     8. The transfer of the SAMI Technology shall entitle CEI (through its subsidiary HOLDINGS) to receive 25% of the net income received by SAMI from licensing or other income related to the patent or any expansion or improvement of the SAMI Technology ("Net Proceeds"). Other than the payment of the Cash Payment, the Interest and the CEI Stock referenced in paragraphs 3, 4, 5, 6 & 7 above, neither CEI nor HOLDINGS shall have any obligation to contribute additional money or resources to receive these Net Proceeds. The Net Proceeds shall, using GAAP, be calculated after deducting SAMI's reasonable and customary expenses, overhead costs, related to the future development of the SAMI Technology and administrative and salary costs. Administrative and salary costs, which for the calculation of CEI's 25% distribution will not exceed two hundred and fifty thousand dollars [$250,000] per year until such time as gross revenues exceed one million two hundred and fifty thousand dollars [$1,250,000]. When gross revenues exceed one million two hundred and fifty thousand dollars [$1,250,000] the administrative and salary costs, which for the calculation of CEI's 25% distribution will not exceed 20% of gross revenue unless approved by CEI and SAMI. CEI shall have the right to inspect SAMI's books and records at least once annually to confirm the calculation of Net Proceeds.



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

     9. SAMI shall take all reasonable steps to complete the assignment of the SAMI Technology as contemplated in Paragraph 3 above as soon as reasonably possible following execution of this Agreement. The assignment shall be in substantially the form attached hereto as
          Exhibit 1.

     10. Each Party hereby represents and warrants that it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Party. This Agreement constitutes the legal, valid and binding obligation of the Parties, enforceable against each other in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien upon any of the assets to be transferred by any party under, (i) the articles of incorporation or by-laws, (ii) any loan or credit amendment, note, bond, mortgage, indenture, lease or other amendment, instrument, permit, concession, license or similar authorization applicable to any of the parties or their subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parties or any of their subsidiaries or their respective properties or assets.

     11. Each Party further represents and warrants that no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to any of the Parties or any of their subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for the filing of appropriate documents with the relevant Governmental Entities to satisfy the applicable requirements of state or federal securities or "blue sky" laws, or the transfer or assignment of patents, service marks, trade names, copyrights or similar rights.

          a. Regarding the issuance of the CEI Stock, CEI shall be responsible for any necessary filings with Governmental Entities. SAMI agrees to cooperate and assist with such filings as may be required.





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

          b. Regarding the transfer and assignment of the SAMI Technology to HOLDINGS, SAMI shall be responsible for any necessary filings with Governmental Entities. CEI agrees to cooperate and assist with such filings as may be required.


     IN WITNESS WHEREOF, CEI, HOLDINGS AND SAMI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of December 30, 2005.



                                               Consolidated Energy, Inc.


                                               By: /s/ David Guthrie
                                               ----------------------
                                               Name:  David Guthrie
                                               Title  :  President




                                               CEI Holdings, Inc.


                                               By: /s/ David Guthrie
                                               -----------------------
                                               Name:  David Guthrie
                                               Title  :  President


                                               Saudi American Minerals, Inc.


                                               By: /s/ C. J. Douglas
                                               ----------------------
                                               Name:  C.J. Douglas
                                               Title  :  President






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